                                                               Exhibit 99.b.15.a

                       AMERICAN AADVANTAGE MILEAGE FUNDS
                               DISTRIBUTION PLAN

         WHEREAS, the American AAdvantage Mileage Funds (the "Mileage Trust") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and offers for public sale distinct series of shares of beneficial interest, each corresponding to a distinct portfolio (a "Fund"); and

         WHEREAS, the Mileage Trust, on behalf of its one or more designated portfolios presently existing or hereafter established (hereinafter referred to as "Portfolios"), desires to adopt a Distribution Plan pursuant to Rule l2b-1 under the 1940 Act and the Board of Trustees of the Mileage Trust has determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Mileage Trust and its shareholders; and

         WHEREAS, the Mileage Trust presently intends to employ a registered broker-dealer as Distributor of the securities of which it is the issuer;

         NOW, THEREFORE, the Mileage Trust hereby adopts this Distribution Plan (the "Plan") in accordance with Rule l2b-1 under the 1940 Act on the following terms and conditions:

         1. A Fund is authorized to pay to the Distributor or to AMR Investment Services, Inc. ("AMR"), or to such other entities as approved by the Board, as compensation for the distribution-related and/or shareholder services provided by such entities, an aggregate fee at the rate of up to 0.25% on an annualized basis of the average daily net assets of each such Fund which has approved this Plan in accordance with the conditions of approval set forth herein. Such fee shall be calculated and accrued daily and paid quarterly or at such other intervals as the Board shall determine.

         2. The Distributor, AMR or any other entity approved by the Board pursuant to paragraph 1 may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in or relate to the sale or servicing of a participating Fund's shares or shareholders, including, but not limited to, advertising, service fees, transfer agency or subtransfer agency expenses and expenses incurred in connection with participation in American Airlines AAdvantage Travel Awards Program.

         3. This Plan shall not take effect with respect to a Fund, unless it first has been approved by a vote of the then existing shareholder(s) of such Fund.

         4. This Plan shall not take effect with respect to a Fund unless it first has been approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those Trustees of the Mileage Trust who are not "interested persons" of the Mileage Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Trustees who approve the Plan's taking effect with respect to such Fund have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

         5. After approval as set forth in paragraphs 3 and 4, this Plan shall take effect and continue in full force and effect with respect to a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

         6. The Distributor, AMR and any other recipient of payments hereunder shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to each applicable Fund by such recipient under this Plan and the purposes for which such expenditures were made.

         7. This Plan may be terminated with respect to any Fund at any time by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of such Fund.

         8. This Plan may not be amended to increase materially the amount of fees provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraphs 3 and 4 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 5 hereof.

         9. The amount of the fees payable by a Fund to the Distributor or to AMR or any other authorized entity under paragraph 1 hereof is not related directly to expenses incurred by such entities hereunder on behalf of such Fund in providing distribution-related and/or shareholder services hereunder, and paragraph 2 hereof does not obligate such Fund to reimburse any such entity for such expenses. The fees set forth in paragraph 1 hereof will be paid by such Fund to such entities until the Plan is either terminated or not renewed. If the Plan is terminated or not renewed with respect to a Fund, any distribution-related or shareholder servicing expenses incurred by such entities on behalf of such Fund in excess of payments of the fees specified in paragraph 1 hereof which have been received or accrued through the termination date are the sole responsibility and liability of the entity incurring such expenses, and are not obligations of such Fund.

         10. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Mileage Trust shall be committed to the discretion of the Trustees who are not interested persons of the Mileage Trust.

         11. As used in this Plan, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as those terms have in the 1940 Act.

         12. The Mileage Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to paragraph 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

         13. The Trustees of the Mileage Trust and the shareholders of the Funds shall not be liable for any obligations of the Trust or the Fund under this Plan, and AMR or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Mileage Trust or the Funds in settlement of such right or claim, and not to such Trustees or shareholders.

         IN WITNESS WHEREOF, the Mileage Trust has executed this plan on the day and year set forth below.


DATE                                           AMERICAN AADVANTAGE MILEAGE FUNDS



November 1, 1995                               By: /s/ W.F. Quinn
--------------------------                         -----------------------------